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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A

                                 AMENDMENT NO. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                             DATA RETURN CORPORATION
             (Exact name of registrant as specified in its charter)


                 Texas                                      75-2725988
(State of incorporation or organization)             (I.R.S. Employer I.D. No.)

 222 West Las Colinas Blvd., Suite 450
              Irving, Texas                                    75039
(Address of principal executive offices)                    (Zip Code)


        Securities to be registered pursuant to Section 12(b) of the Act:

      Title of each class                    Name of each exchange on which
      to be so registered                    each class is to be registered
      -------------------                    ------------------------------

      None                                   Not Applicable

      If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]

      If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]

        Securities to be registered pursuant to Section 12(g) of the Act:

        Rights to Purchase Series A Junior Participating Preferred Stock
                                (Title of Class)

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     This Amendment No. 1 amends and supplements Items 1 and 2 of the Form 8-A
(the "Form 8-A") originally filed on October 25, 1999 by Data Return Corporation, a Texas corporation (the "Company").

Item 1.  Description of Registrant's Securities to be Registered.

     Effective October 26, 2001, the Rights Agreement dated as of September 27, 1999 (as amended, the "Rights Agreement") between the Company and Mellon Investor Services LLC (formerly ChaseMellon Shareholder Services, L.L.C.), as Rights Agent, was amended in order to prevent (A) divine, inc., a Delaware corporation ("divine"), and TD Acquisition Corp., a Texas corporation and wholly-owned subsidiary of divine ("Merger Sub"), from becoming an Acquiring Person (as defined in the Rights Agreement) or (B) a Distribution Date or Shares Acquisition Date (each as defined in the Rights Agreement) being triggered, in each case as a result of (i) the execution, delivery and performance of the Agreement and Plan of Merger, dated as of November 1, 2001, among the Company, divine and Merger Sub (the "Merger Agreement"), (ii) the execution, delivery and performance of the Shareholders Voting Agreement, dated as of November 1, 2001, among divine and certain shareholders of the Company (the "Voting Agreement"),
(iii) the execution, delivery and performance of the Credit Agreement, dated as of November 1, 2001, between divine and the Company (the "Credit Agreement") or
(iv) the consummation of the transactions contemplated by the Merger Agreement, Voting Agreement and Credit Agreement, including the Merger (as defined in the Merger Agreement) or the conversion of outstanding Loans (as defined in the Credit Agreement) and accrued and unpaid interest thereon into Common Stock of the Company in accordance with the terms of the Credit Agreement.

     A copy of the First Amendment to Rights Agreement was filed as an exhibit to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 2, 2001, and is incorporated herein by reference. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement (as amended), which is incorporated herein by reference.

Item 2.  Exhibits.


1. First Amendment to Rights Agreement dated as of October 26, 2001 between Data Return Corporation and Mellon Investor Services LLC (formerly ChaseMellon Shareholder Services, L.L.C.), as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 2, 2001).




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                                    SIGNATURE

       Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.




                                        DATA RETURN CORPORATION




Date: November 6, 2001                  By:        /s/ Mark C. Gunnin
                                          --------------------------------------
                                             Mark C. Gunnin
                                             Vice President, General Counsel and
                                             Secretary


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